Exhibit 99.2

Hercules Names Corporate Controller Andrew Olson Interim Chief Financial Officer and Interim Principal Accounting Officer

In Conjunction, Olson was Promoted to Vice President of Finance and Senior Controller

Palo Alto, Calif., June 10, 2015– Hercules Technology Growth Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology, at all stages of development, today announced that Andrew Olson, Corporate Controller, will assume the roles of Interim Chief Financial Officer and Interim Principal Accounting Officer as of June 10, 2015 and through August 1, 2015, when Mark Harris, the Company’s newly appointed Chief Financial Officer (“CFO”) assumes the role as the Company’s successor CFO. In conjunction with being named Interim CFO and Principal Accounting Officer, Mr. Olson has been promoted to Vice President of Finance and Senior Controller. Jessica Baron’s departure, effective June 9, 2015, was previously disclosed in the Company’s Form 8-K filing dated March 20, 2015, which announced her decision to resign from her position within the next few months or until the Company identifies her permanent successor.

“I want to thank Jessica for her nine years of dedicated hard work and outstanding contributions in helping to make Hercules into one of the largest, non-bank lenders to venture-capital backed companies,” said Manuel Henriquez, chairman and chief executive officer of Hercules. “While finding someone to replace Jessica was difficult, I am pleased to say that after conducting an exhaustive search, we have found an accomplished executive with exceptional financial and operational expertise to fill her position. We wish Jessica the best in her future endeavors and great success in her career. She is an outstanding professional.”

Mr. Olson joined Hercules in 2014 as Corporate Controller and has been responsible for financial and regulatory reporting, and financial process and systems design and implementation. Prior to joining Hercules, Mr. Olson served as a senior manager at PricewaterhouseCoopers LLP (“PwC”) in their Finance Services Assurance practice from 2006 to 2014 in both San Francisco, California and Hong Kong, People’s Republic of China. While at PwC, Mr. Olson developed extensive experience providing audit and consulting services to both regional and international financial institutions of various sizes and asset classes. Mr. Olson earned a Bachelor of Arts in Business Economics from the University of California, Santa Barbara. He is a Certified Public Accountant in the state of California.

About Hercules Technology Growth Capital, Inc.

Hercules Technology Growth Capital, Inc. (NYSE: HTGC) is the leading specialty finance company focused on providing senior secured loans to venture capital-backed companies in technology-related industries, including technology, biotechnology, life sciences, and energy & renewable technology, at all stages of development. Since inception (December 2003), Hercules has committed more than $5.2 billion to over 320 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange under the ticker symbol “HTGC.”

In addition, Hercules has three outstanding bond issuances of 7.00% Senior Notes due April 2019, 7.00% Senior Notes due September 2019, and 6.25% Notes due July 2024, which trade on the NYSE under the symbols “HTGZ,” HTGY,” and “HTGX,” respectively.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Technology Growth Capital, Inc.

(650) 433-5578 HT-HN

mhara@htgc.com